For more information contact:	Analysts - Beth Baum (206) 539-3907
Media - Anthony Chavez (206) 539-4406
Weyerhaeuser Reports Fourth Quarter, Full Year Results

•	Generated full year net earnings of $582 million or $0.77 per diluted share

•	Increased full year Adjusted EBITDA by 31% to $2.1 billion with improvements in all segments

•	Raised quarterly dividend

•	Completed sale of 100,000 acres of Southern timberlands for $202.5 million in the fourth quarter

SEATTLE (February 2, 2018) - Weyerhaeuser Company (NYSE: WY) today reported fourth quarter net earnings of $271 million or 36 cents per diluted share, on net sales of $1.8 billion. This compares with net earnings from continuing operations of $62 million, or 8 cents per diluted share, on net sales of $1.6 billion for the same period last year.

Excluding a net after-tax benefit of $37 million from special items, the company reported net earnings of $234 million or 31 cents per diluted share. This compares with net earnings from continuing operations before special items of $106 million for the same period last year and $259 million for third quarter 2017.

For the full year 2017, Weyerhaeuser reported net earnings of $582 million, or 77 cents per diluted share, on net sales of $7.2 billion. This compares with net earnings from continuing operations of $415 million on net sales of $6.4 billion for the same period last year.

Full year 2017 includes net after-tax charges of $290 million from special items. Excluding these items, the company reported net earnings from continuing operations before special items of $872 million, or $1.15 per diluted share. This compares with net earnings from continuing operations before special items of $534 million for the full year 2016.

"2017 was a year of strong financial and operational performance for Weyerhaeuser. We increased Adjusted EBITDA by over 30 percent to $2.1 billion, generated over $1 billion of EBITDA from Wood Products, achieved all targets for operational excellence, merger cost synergies and overhead cost reduction, and raised our dividend,” said Doyle R. Simons, president and chief executive officer. “We also further simplified and optimized our portfolio by divesting our Uruguay operations, exiting the Twin Creeks joint venture and selling 100,000 acres of Southern timberland for collective proceeds of over $700 million. Going forward, we expect continued growth in the U.S. housing market and we remain relentlessly focused on improving performance through operational excellence, fully capitalizing on strengthening market conditions, and driving value for shareholders through disciplined capital allocation."

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2017	2017	2016	2017	2016
(millions, except per share data)	Q3	Q4	Q4	Full Year
Net sales	$1,872	$1,823	$1,596	$7,196	$6,365
Earnings from continuing operations	$130	$271	$62	$582	$415
Net earnings attributable to Weyerhaeuser common shareholders	$130	$271	$551	$582	$1,005
Earnings per diluted share from continuing operations	$0.17	$0.36	$0.08	$0.77	$0.55
Net earnings per diluted share	$0.17	$0.36	$0.73	$0.77	$1.39
Weighted average shares outstanding, diluted(1)	757	758	753	757	722
Net earnings from continuing operations attributable to Weyerhaeuser common shareholders before special items(2)	$259	$234	$106	$872	$534
Net earnings from continuing operations per diluted share attributable to Weyerhaeuser common shareholders before special items	$0.34	$0.31	$0.14	$1.15	$0.75

Adjusted EBITDA(3)	$569	$551	$400	$2,080	$1,583

(1) During 2016, Weyerhaeuser issued approximately 279 million common shares in connection with the Plum Creek merger, issued 23 million common shares to effect the conversion of its mandatory convertible preference shares, and repurchased approximately 68 million common shares under the company’s repurchase authorization program put in place in connection with the Plum Creek merger transaction.

(2) Fourth quarter 2017 after-tax special items include a $99 million gain on the sale of Southern timberlands, charges of $52 million for tax adjustments including enactment of tax legislation, $31 million for product remediation, $26 million for environmental remediation insurance recoveries, $12 million for Plum Creek merger-related costs, and a $7 million net benefit from an adjustment to accrued countervailing and antidumping duties on softwood lumber. Full year 2017 includes $290 million of after-tax special charges, primarily for product remediation and impairment of Uruguay operations. Full year 2016 includes after-tax special charges of $141 million, primarily for Plum Creek merger-related costs. Full year 2016 results also include a $612 million gain on the sale of the company’s Cellulose Fiber businesses which is presented as discontinued operations.

(3) Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the performance of the company. Adjusted EBITDA, as we define it, is operating income from continuing operations, adjusted for depreciation, depletion, amortization, basis in real estate sold, unallocated pension service costs and special items. Adjusted EBITDA excludes results from joint ventures. Adjusted EBITDA should not be considered in isolation from and is not intended to represent an alternative to our GAAP results. A reconciliation of Adjusted EBITDA to GAAP earnings is included with this release.

Weyerhaeuser merged with Plum Creek Timber Company, Inc. (Plum Creek) on February 19, 2016. The financial statements presented within this release do not include Plum Creek financial results for any period prior to the February 19, 2016 merger date.
During 2016, Weyerhaeuser sold its Cellulose Fibers businesses. Results for the Cellulose Fibers segment are presented as discontinued operations.
TIMBERLANDS

FINANCIAL HIGHLIGHTS (millions)	3Q 2017	4Q 2017	Change
Net sales	$670	$714	$44
Contribution to pre-tax earnings	$131	$265	$134
Pre-tax benefit from special items	$—	$(99)	$(99)
Contribution to pre-tax earnings before special items	$131	$166	$35
Adjusted EBITDA	$220	$252	$32
4Q 2017 Performance - In the West, fee harvest volumes increased and average realizations for domestic and export logs improved compared with the third quarter. In the South, fee harvest increased due to seasonally higher volumes and favorable weather, and average sales realizations were comparable to the prior quarter.

Fourth quarter includes a $99 million gain on the previously announced sale of 100,000 acres of Southern timberlands.
The company redeemed its ownership interest in the Twin Creeks Timber, LLC joint venture in October 2017. Fourth quarter results include no earnings contribution from operation of the joint venture.
1Q 2018 Outlook - Weyerhaeuser expects first quarter earnings before special items and Adjusted EBITDA to be comparable to the fourth quarter. In the West, the company anticipates improved average log sales realizations, partially offset by modestly lower fee harvest volumes. In the South, the company expects seasonally lower fee harvest volumes, comparable realizations, and higher trucking costs.
REAL ESTATE, ENERGY AND NATURAL RESOURCES

FINANCIAL HIGHLIGHTS (millions)	3Q 2017	4Q 2017	Change
Net sales	$82	$100	$18
Contribution to pre-tax earnings	$47	$50	$3
Adjusted EBITDA	$74	$87	$13
4Q 2017 Performance - Earnings and Adjusted EBITDA increased compared with the third quarter due to seasonally higher Real Estate sales.
1Q 2018 Outlook - Weyerhaeuser anticipates significantly lower earnings and Adjusted EBITDA in the first quarter compared with the fourth quarter due to seasonally lower Real Estate sales and royalties from Energy & Natural Resources operations.
WOOD PRODUCTS

FINANCIAL HIGHLIGHTS (millions)	3Q 2017	4Q 2017	Change
Net sales	$1,299	$1,228	$(71)
Contribution to pre-tax earnings	$40	$180	$140
Pre-tax charge for special items	$201	$41	$(160)
Contribution to pre-tax earnings before special items	$241	$221	$(20)
Adjusted EBITDA	$278	$258	$(20)
4Q 2017 Performance - Average sales realizations for all products increased compared with the third quarter. Sales volumes declined due to seasonality and weather-related transportation disruptions. Canadian and Western log costs increased, and raw material costs for oriented strand board and engineered wood products were also higher.
Fourth quarter net pre-tax special charges of $41 million include $50 million for product remediation and a $9 million net benefit primarily from an adjustment to the periods covered and rates associated with the softwood lumber countervailing and antidumping duties.
1Q 2018 Outlook - Weyerhaeuser anticipates first quarter earnings before special items and Adjusted EBITDA from the Wood Products segment will be comparable to the fourth quarter. The company expects higher sales volumes, improved operating rates, and slightly higher lumber sales realizations, offset by lower average sales realizations for oriented strand board.

ABOUT WEYERHAEUSER
Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control 12.4 million acres of timberlands in the U.S., and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood products. Our company is a real estate investment trust. In February 2016, we merged with Plum Creek Timber Company, Inc. In 2017, we generated $7.2 billion in net sales and employed approximately 9,300 people who serve customers worldwide. We are listed on the North American and World Dow Jones Sustainability Indices. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION
Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on February 2, 2018 to discuss fourth quarter results.
To access the live webcast and presentation online, go to the Investor Relations section on www.weyerhaeuser.com on February 2, 2018.
To join the conference call from within North America, dial 855-223-0757 (access code: 3088989) at least 15 minutes prior to the call. Those calling from outside North America should dial 574-990-1206 (access code: 3088989). Replays will be available for two weeks at 855-859-2056 (access code: 3088989) from within North America and at 404-537-3406 (access code: 3088989) from outside North America.

FORWARD LOOKING STATEMENTS

This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, including with respect to the following for the first quarter of 2018: earnings and Adjusted EBITDA for each of our business segments; log sale realizations and fee harvest volumes in our timber business; Wood Products sales volumes and realizations and operating rates; transportation costs; real estate sales volumes; and royalties from energy and natural resources operations. These statements generally are identified by words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” and expressions such as “will be,” “will continue,” “will likely result,” and similar words and expressions. These statements are based on our current expectations and assumptions and are not guarantees of future performance. The realization of our expectations and the accuracy of our assumptions are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to:

•	the effect of general economic conditions, including employment rates, interest rate levels, housing starts, availability of financing for home mortgages and strength of the U.S. dollar;

•
market demand for our products, including market demand for our timberland properties with higher and better uses, which is related to, among other factors, the strength of the various U.S. business segments and U.S. and international economic conditions;

•	changes in currency exchange rates, particularly the relative value of the U.S. dollar to the yen and the Canadian dollar, and the relative value of the euro to the yen;

•	restrictions on international trade, tariffs imposed on imports and the availability and cost of shipping and transportation;

•	economic activity in Asia, especially Japan and China;

•	performance of our manufacturing operations, including maintenance requirements;

•	potential disruptions in our manufacturing operations;

•	the level of competition from domestic and foreign producers;

•	raw material availability and prices;

•	the effect of weather;

•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;

•	energy prices;

•	the successful execution of our internal plans and strategic initiatives, including restructuring and cost reduction initiatives;

•
the successful and timely execution and integration of our strategic acquisitions, including our ability to realize expected benefits and synergies, and the successful and timely execution of our strategic divestitures, each of which is subject to a number of risks and conditions beyond our control including, but not limited to, timing and required regulatory approvals;

•	transportation and labor availability and costs;

•	federal tax policies;

•	the effect of forestry, land use, environmental and other governmental regulations;

•	legal proceedings;

•	performance of pension fund investments and related derivatives;

•	the effect of timing of retirements and changes in the market price of our common stock on charges for share-based compensation;

•	changes in accounting principles; and

•
other matters described under “Risk Factors” in our 2016 Annual Report on Form 10-K, as well as those set forth from time to time in our other public statements and other reports and filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

RECONCILIATION OF ADJUSTED EBITDA TO NET EARNINGS

We reconcile Adjusted EBITDA to net earnings for the consolidated company and to operating income for the business segments, as those are the most directly comparable U.S. GAAP measures for each.
The table below reconciles Adjusted EBITDA for the year ended December 31, 2017:

DOLLAR AMOUNTS IN MILLIONS	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$582
Earnings from discontinued operations, net of income taxes					—
Interest expense, net of capitalized interest					393
Income taxes					134
Net contribution to earnings	$532	$146	$569	$(138)	1,109
Equity (earnings) loss from joint ventures	—	(1)	—	—	(1)
Non-operating pension and other postretirement benefit (costs) credits	—	—	—	62	62
Interest income and other	—	—	—	(39)	(39)
Operating income	532	145	569	(115)	1,131
Depreciation, depletion and amortization	356	15	145	5	521
Basis of real estate sold	—	81	—	—	81
Unallocated pension service costs	—	—	—	4	4
Special items(1)(2)(3)	48	—	303	(8)	343
Adjusted EBITDA	$936	$241	$1,017	$(114)	$2,080

(1) Pre-tax special items included in Timberlands consist of a $147 million non-cash impairment charge of the Uruguay operations and a $99 million gain on the sale of Southern timberlands.
(2) Pre-tax special items included in Wood Products consist of $290 million of product remediation charges, $7 million for countervailing and antidumping duties on softwood lumber, and a $6 million impairment on a non-strategic asset.
(3) Pre-tax special items included in Unallocated Items consist of $42 million for environmental remediation insurance recoveries and $34 million for Plum Creek merger-related costs.

The table below reconciles Adjusted EBITDA for the year ended December 31, 2016:

DOLLAR AMOUNTS IN MILLIONS	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$1,027
Earnings from discontinued operations, net of income taxes					(612)
Interest expense, net of capitalized interest					431
Income taxes					89
Net contribution to earnings	$499	$55	$512	$(131)	$935
Equity (earnings) loss from joint ventures	—	(2)	—	(20)	(22)
Non-operating pension and other postretirement benefit (costs) credits	—	—	—	(48)	(48)
Interest income and other	—	—	—	(43)	(43)
Operating income	499	53	512	(242)	822
Depreciation, depletion and amortization	366	13	129	4	512
Basis of real estate sold	—	109	—	—	109
Unallocated pension service costs	—	—	—	5	5
Special items(1)(2)	—	14	—	121	135
Adjusted EBITDA	$865	$189	$641	$(112)	$1,583

(1) Pre-tax special items included in Real Estate & ENR relate to non-cash charges recorded for legacy real estate projects.
(2) Pre-tax special items included in Unallocated Items consist of: $146 million Plum Creek merger-related costs, $36 million gain on sale of non strategic assets, and $11 million of legal expense.

The table below reconciles Adjusted EBITDA for the quarter ended December 31, 2017:

DOLLAR AMOUNTS IN MILLIONS	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$271
Interest expense, net of capitalized interest					96
Income taxes					103
Net contribution to earnings	$265	$50	$180	$(25)	$470
Non-operating pension and other postretirement benefit (costs) credits	—	—	—	16	16
Interest income and other	—	—	—	(10)	(10)
Operating income	265	50	180	(19)	476
Depreciation, depletion and amortization	86	4	37	—	127
Basis of real estate sold	—	33	—	—	33
Unallocated pension service costs	—	—	—	1	1
Special items(1)(2)(3)	(99)	—	41	(28)	(86)
Adjusted EBITDA	$252	$87	$258	$(46)	$551

(1) Pre-tax special items included in Timberlands consist of a $99 million gain on the sale of Southern timberlands.
(2) Pre-tax special items included in Wood Products consist of $50 million of product remediation charges, partially offset by a $9 million benefit from an adjustment to accrued softwood lumber countervailing and antidumping duties.
(3) Pre-tax special items included in Unallocated Items consist of $42 million for environmental remediation insurance recoveries and $14 million for Plum Creek merger-related costs.

The table below reconciles Adjusted EBITDA for the quarter ended September 30, 2017:

DOLLAR AMOUNTS IN MILLIONS	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$130
Interest expense, net of capitalized interest					98
Income taxes					(27)
Net contribution to earnings	$131	$47	$40	$(17)	$201
Equity (earnings) loss from joint ventures	—	(1)	—	—	(1)
Non-operating pension and other postretirement benefit (costs) credits	—	—	—	16	16
Interest income and other	—	—	—	(11)	(11)
Operating income	131	46	40	(12)	205
Depreciation, depletion and amortization	89	4	37	2	132
Basis of real estate sold	—	24	—	—	24
Unallocated pension service costs	—	—	—	1	1
Special items(1)(2)	—	—	201	6	207
Adjusted EBITDA	$220	$74	$278	$(3)	$569

(1) Pre-tax special items included in Wood Products consist of $190 million of product remediation charges, a $6 million impairment on a non-strategic asset and $5 million of countervailing and anti-dumping duties on softwood lumber.
(2) Pre-tax special items included in Unallocated Items consist of $6 million of Plum Creek merger-related costs.

The table below reconciles Adjusted EBITDA for the quarter ended December 31, 2016:

DOLLAR AMOUNTS IN MILLIONS	Timberlands	Real Estate & ENR	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$551
Earnings from discontinued operations, net of income taxes					(489)
Interest expense, net of capitalized interest					108
Income taxes					25
Net contribution to earnings	$123	$13	$99	$(40)	$195
Equity (earnings) loss from joint ventures	—	(1)	—	—	(1)
Non-operating pension and other postretirement benefit (costs) credits	—	—	—	(11)	(11)
Interest income and other	—	—	—	(9)	(9)
Operating income	123	12	99	(60)	174
Depreciation, depletion and amortization	100	4	33	—	137
Basis of real estate sold	—	60	—	—	60
Unallocated pension service costs	—	—	—	1	1
Special items(1)(2)	—	14	—	14	28
Adjusted EBITDA	$223	$90	$132	$(45)	$400

(1) Pre-tax special items included in Real Estate & ENR relate to non-cash charges recorded for legacy real estate projects.
(2) Pre-tax special items included in Unallocated items consist of $14 million of Plum Creek merger-related costs.